                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement (Form S-3) and the related Prospectus of drugstore.com, inc. for the registration of 13,411,407 shares of its common stock and to the incorporation by reference therein of our report dated January 21, 2000, except as to Note 10, as to which the date is February 2, 2000, with respect to the financial statements and schedule of drugstore.com, inc. included in its Annual Report (Form 10-K/A) for the year ended January 2, 2000, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

                                          /s/ Ernst & Young LLP

Seattle, Washington
September 28, 2000